MORGAN STANLEY
                             SPECTRUM SERIES







        January 2006
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005 and the Prospectus Supplement dated
December 15, 2005.



                                                       Issued: February 28, 2006


[MORGAN STANLEY LOGO]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
           1991  1992   1993   1994   1995  1996  1997  1998   1999  2000  2001  2002  2003  2004   2005   2006   RETURN    RETURN
FUND         %     %      %      %      %     %     %     %      %     %     %     %     %     %      %      %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency    --   --     --      --     --    --    --    --     --   11.7  11.1  12.2  12.4  (8.0) (18.3)  (1.6)   15.9      2.7
                                                                   (6 mos.)                               (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced    --   --     --     (1.7)  22.8  (3.6)  18.2  16.4   0.8   0.9  (0.3)(10.1)  6.2  (5.6)   4.2    1.1    53.9      3.9
                              (2 mos.)                                                                    (1 mo.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select     31.2 (14.4)  41.6   (5.1)  23.6   5.3    6.2  14.2  (7.6)  7.1   1.7  15.4   9.6  (4.7)  (5.0)   2.6   181.6      7.4
         (5 mos.)                                                                                         (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic   --   --     --      0.1   10.5  (3.5)   0.4   7.8  37.2 (33.1) (0.6)  9.4  24.0   1.7   (2.6)   6.6    51.1      3.7
                             (2 mos.)                                                                     (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical   --   --     --     (2.2)  17.6  18.3    7.5  10.2  (7.5)  7.8  (7.2) 23.3  23.0   4.4   (5.4)   4.5   133.7      7.8
                             (2 mos.)                                                                     (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JANUARY 2006

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of January 31, 2006 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $11.59                -1.56%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.39                 1.02%
--------------------------------------------------------------------------------
Spectrum Select             $28.16                 2.62%
--------------------------------------------------------------------------------
Spectrum Strategic          $15.11                 6.60%
--------------------------------------------------------------------------------
Spectrum Technical          $23.37                 4.50%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

SPECTRUM TECHNICAL

   Prior to February 28, 2006, Spectrum Technical's assets were allocated to John W. Henry & Co., Inc. ("JWH"), Campbell & Co., Inc. ("Campbell"), Chesapeake Capital Corporation ("Chesapeake"), and Winton Capital Management Limited ("Winton") and traded pursuant to the following programs: JWH's Original Investment Program, JWH's Financial and Metals Portfolio, Campbell's Financial, Metal & Energy Large Portfolio, Chesapeake's Diversified 2XL Program, and Winton's Diversified Trading Program. Effective February 28, 2006, Spectrum Technical's assets, with the consent of the general partner, will no longer trade pursuant to JWH's Original Investment Program. The net proceeds of the withdrawal of assets from JWH's Original Investment Program, after payment of February month-end redemptions, will be reallocated to Winton's Diversified Trading Program. Effective March 1, 2006, the estimated percentage of net assets allocated to each trading program will be as follows: JWH's Financial and Metals Portfolio (18%), Campbell's Financial, Metal & Energy Large Portfolio (28%), Chesapeake's Diversified 2XL Program (35%), and Winton's Diversified Trading Program (19%). Future subscriptions and redemptions will be allocated evenly among the four trading programs. This information updates and supplements the table under the "Use of Proceeds" section on page S-5 of the Supplement dated December 15, 2005 to the Spectrum Series Prospectus dated April 25, 2005.

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2005 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                       MONTH ENDED JANUARY 31, 2006   YTD JANUARY 31, 2006
                       ----------------------------   --------------------
AUSTRALIAN DOLLAR                  0.64                       0.64
BRITISH POUND                      0.36                       0.36
EURO                              -0.63                      -0.63
JAPANESE YEN                      -3.07                      -3.07
SWISS FRANC                       -1.90                      -1.90
MINOR CURRENCIES                   3.33                       3.33

Note: Reflects trading results only and does not include fees or interest income.

        Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Australian dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The largest losses resulted from short positions in the Japanese yen, Swiss franc, and euro versus the U.S. dollar as the U.S. dollar's value reversed lower on expectations that a string of increases in interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was data indicating that U.S. jobs growth slowed in December, falling well short of economists' expectations. Additional selling pressure resulted from speculation that China, with a massive $760 billion of U.S. dollar reserve, might move to diversify some of its assets into other currencies such as the euro.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved from long positions in the South African rand, Australian dollar, and the New Zealand dollar (collectively the "Commodity Currencies"), all versus the U.S. dollar after the U.S. dollar weakened for the aforementioned reasons. Also supporting the Commodity Currencies were higher gold prices, which closed at their highest level since 1981 on strong industrial and investor demand.

> Additional gains were experienced from long positions in the Singapore dollar, Mexican peso, Czech koruna, and British pound versus the U.S. dollar due to the weakness in the U.S. dollar. Also supporting the value of the peso was a favorable outlook for Mexico's economy from the Bank of Mexico.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                       MONTH ENDED JANUARY 31, 2006   YTD JANUARY 31, 2006
                       ----------------------------   --------------------
CURRENCIES                         0.28                        0.28
INTEREST RATES                    -2.01                       -2.01
STOCK INDICES                      2.45                        2.45
ENERGIES                           0.14                        0.14
METALS                             0.38                        0.38
AGRICULTURALS                     -0.24                       -0.24

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock indices sector, long positions in European, Asian, and U.S. stock index futures profited as prices trended higher in January. Early in the month, global equity prices moved higher after a weaker-than-expected December U.S. jobs report raised hopes the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on positive news out of the U.S. after investors applauded strong earnings announcements from several U.S. bell weather companies by shifting assets into equities. Further supporting positive market sentiment was a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.

> Gains in the metals markets resulted from long futures positions in both base and precious metals. Base metals prices, particularly copper and nickel, increased on supply weakness fears triggered by forecasts for continued demand from China combined with accelerated purchasing from Japan, Europe, and the U.S. Precious metals prices, particularly silver, rose in early January on uncertainty regarding the direction of the U.S. dollar. Prices for both metals complexes advanced further towards the end of the month amid strong industrial and physical demand and fears of global inflation.

> In the currency sector, short positions in the U.S. dollar versus the South African rand recorded gains as the value of the U.S. dollar moved lower on expectations that a string of increases in interest rates by the U.S. Federal Reserve would soon come to an end. The South African rand was boosted further against the U.S. dollar by rising gold prices.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Small gains were experienced in the energy sector from long futures positions in crude oil after prices moved higher on political tensions surrounding oil-rich Iran and Nigeria and increased concerns that exports from these countries could be disrupted.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred in the global interest rate sector from long futures positions in European and U.S. fixed income after prices declined due to strength in equity markets and overall investor optimism regarding the future of the global economy. Long futures positions in Japanese government bond also experienced losses after prices weakened on dampened market sentiment caused by gains in stock prices and softer prices for U.S. Treasury securities.

> Smaller losses were recorded in the agricultural markets from short futures positions in corn after prices advanced on reports of strong demand and news from the U.S. Department of Agriculture of weak supplies.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                       MONTH ENDED JANUARY 31, 2006   YTD JANUARY 31, 2006
                       ----------------------------   --------------------
CURRENCIES                         -1.08                      -1.08
INTEREST RATES                     -0.97                      -0.97
STOCK INDICES                       1.47                       1.47
ENERGIES                            0.51                       0.51
METALS                              2.42                       2.42
AGRICULTURAL                        0.46                       0.46

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the metals markets resulted from long futures positions in both base and precious metals. Base metals prices, particularly aluminum, zinc, and copper, increased on supply weakness fears triggered by forecasts for continued demand from China combined with accelerated purchasing from Japan, Europe, and the U.S. Precious metals prices, particularly gold and silver, surged early in January after gold prices closed at their highest level since 1981 on uncertainty regarding the direction of the U.S. dollar. Prices for both metals complexes advanced further towards the end of the month amid strong industrial and physical demand and fears of global inflation.

> In the global stock indices sector, long positions in European, U.S., and Asian stock index futures profited as prices increased during January. Early in the month, global equity prices moved higher after a weaker-than-expected December U.S. jobs report raised hopes that the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on positive news out of the U.S. after investors applauded strong earnings announcements from several U.S. bell weather companies by shifting assets into equities. Further supporting positive market sentiment was a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.

> Gains were experienced in the energy sector from long futures positions in crude oil and its related products after prices moved higher on political tensions surrounding oil-rich Iran and Nigeria and increased concerns that exports from these countries could be disrupted.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> In the agricultural markets, sugar prices continued to trend higher, surging to their highest level since 1981 amid a decline in inventories following last year's devastating hurricane season, as well as from increased ethanol demand caused by higher energy prices. As such, gains were recorded from long futures positions in sugar.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, the U.S. dollar's value reversed lower against the Swiss franc, euro, and Japanese yen, on expectations that a string of increases in interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was data indicating that U.S. jobs growth slowed in December, falling well short of economists' expectations. Additional selling pressure resulted from speculation that China, with a massive $760 billion of U.S. dollar reserve, might move to diversify some of its assets into other currencies such as the euro. Thus, losses stemmed from short positions in the Swiss franc, euro, and Japanese yen against the U.S. dollar.

> Losses were incurred in the global interest rate sector from positions held during the month. Initially, short positions in European fixed- income futures incurred losses as prices increased early in the month amid speculation that the European Central Bank would keep interest rates unchanged at the time of its upcoming governing council meeting. Long positions in U.S. interest rate futures also recorded losses as prices declined due to strength in equity markets and overall investor optimism regarding the future of the global economy. Japanese government bond prices increased on expectations for limited increases in interest rates, thus triggering losses for short futures positions.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                       MONTH ENDED JANUARY 31, 2006   YTD JANUARY 31, 2006
                       ----------------------------   --------------------
CURRENCIES                         -0.87                      -0.87
INTEREST RATES                      0.25                       0.25
STOCK INDICES                       1.01                       1.01
ENERGIES                            0.14                       0.14
METALS                              5.38                       5.38
AGRICULTURALS                       2.84                       2.84

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the metals markets resulted from long futures positions in both base and precious metals. Base metals prices, particularly zinc, aluminum, and copper, increased on supply weakness fears triggered by forecasts for continued demand from China combined with accelerated purchasing from Japan, Europe, and the U.S. Precious metals prices, particularly gold and silver, surged early in January after gold prices closed at their highest level since 1981 on uncertainty regarding the direction of the U.S. dollar. Prices for both metals complexes advanced further towards the end of the month amid strong industrial and physical demand and fears of global inflation.

> In the agricultural markets, sugar prices continued to trend higher, surging to their highest level since 1981 amid a decline in inventories following last year's devastating hurricane season, as well as from increased ethanol demand caused by higher energy prices. As such, gains were recorded from long futures positions in sugar.

> In the global stock indices sector, long positions in Asian, U.S., and European stock index futures profited as prices trended higher during January. Early in the month, global equity prices moved higher after a weaker-than-expected December U.S. jobs report raised hopes that the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on positive news out of the U.S. after investors applauded strong earnings announcements from several U.S. bell weather companies by shifting assets into equities. Further supporting positive market sentiment was a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Short positions in U.S. interest rate futures experienced gains after prices declined later in the month due to strength in the equity markets and overall investor optimism regarding the future of the global economy.

> In the energy sector, long futures positions in unleaded gas recorded gains after prices moved higher on political tensions surrounding oil-rich Iran and Nigeria and increased concerns that exports from these countries could be disrupted.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, the U.S. dollar's value reversed lower against the Japanese yen, Swiss franc, and euro, on expectations that a string of increases in interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was data indicating that U.S. jobs growth slowed in December, falling short of economists' expectations. Additional selling pressure resulted from speculation that China, with a massive $760 billion of U.S. dollar reserve, might move to diversify some of its assets into other currencies such as the euro. Thus, losses stemmed from short positions in the Japanese yen, Swiss franc, and euro against the U.S. dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                       MONTH ENDED JANUARY 31, 2006   YTD JANUARY 31, 2006
                       ----------------------------   --------------------
CURRENCIES                        -1.90                       -1.90
INTEREST RATES                    -2.05                       -2.05
STOCK INDICES                      3.69                        3.69
ENERGIES                           0.43                        0.43
METALS                             4.05                        4.05
AGRICULTURALS                      0.64                        0.64

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the metals markets resulted from long futures positions in both base and precious metals. Base metals prices, particularly zinc, aluminum, and copper, increased on supply weakness fears triggered by forecasts for continued demand from China combined with accelerated purchasing from Japan, Europe, and the U.S. Precious metals prices, particularly gold and silver, surged early in January after gold prices closed at their highest level since 1981 on uncertainty regarding the direction of the U.S. dollar.

> In the global stock indices sector, long positions in U.S., European, and Asian stock index futures profited as prices trended higher during January. Early in the month, global equity prices moved higher after a weaker-than-expected December U.S. jobs report raised hopes that the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on positive news out of the U.S. after investors applauded strong earnings announcements from several U.S. bell weather companies by shifting assets into equities. Further supporting positive market sentiment was a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.

> In the agricultural markets, sugar prices continued to trend higher, surging to their highest level since 1981 amid a decline in inventories following last year's devastating hurricane season, as well as from increased ethanol demand caused by higher energy prices. As such, gains were recorded from long futures positions in sugar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Small gains were experienced in the energy sector from long futures positions in crude oil and its related products after prices moved higher on political tensions surrounding oil-rich Iran and Nigeria and increased concerns that exports from these countries could be disrupted.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred in the global interest rate sector from positions held during the month. Initially, European fixed-income futures prices increased early in the month amid speculation that the European Central Bank would keep interest rates unchanged at the time of its upcoming governing council meeting. As a result, losses were incurred from short futures positions in European interest rate futures. Long futures positions in Japanese government bond futures also recorded losses after prices weakened later in the month on dampened market sentiment caused by gains in stock prices and softer prices for U.S. Treasury securities. Long positions in U.S. interest rate futures recorded losses due to strength in equity markets and overall investor optimism regarding the future of the global economy. Short positions in U.S. interest rate futures also experienced losses after prices increased on the release of U.S. Federal Open Market Committee comments, as investors speculated that the U.S. Federal Reserve was likely nearing the end of its rate-tightening cycle.

> In the currency sector, the U.S. dollar's value reversed lower against the Swiss franc, Japanese yen, and British pound, on expectations that a string of increases in interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was data indicating that U.S. jobs growth slowed in December, falling well short of economists' expectations. Additional selling pressure resulted from speculation that China, with a massive $760 billion of U.S. dollar reserve, might move to diversify some of its assets into other currencies such as the euro. Thus, losses stemmed from short positions in the Swiss franc, Japanese yen, and British pound against the U.S. dollar.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2006 (UNAUDITED)

                                    MORGAN STANLEY                      MORGAN STANLEY
                                   SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                              ----------------------------       -----------------------------
                                            PERCENTAGE OF                       PERCENTAGE OF
                                           JANUARY 1, 2006                     JANUARY 1, 2006
                                             BEGINNING                           BEGINNING
                                 AMOUNT    NET ASSET VALUE           AMOUNT    NET ASSET VALUE
                              ------------ ---------------       ------------  ---------------
                                   $             %                     $             %
INVESTMENT INCOME
   Interest income (Note 2)        525,289       .25                  145,144        .33
                              ------------   -------             ------------     ------

EXPENSES
   Brokerage fees (Note 2)         799,199       .38                  170,015        .38
   Management fees (Note 3)        347,477       .17                   46,200        .11
                              ------------   -------             ------------     ------
     Total Expenses              1,146,676       .55                  216,215        .49
                              ------------   -------             ------------     ------

NET INVESTMENT LOSS               (621,387)     (.30)                 (71,071)      (.16)
                              ------------   -------             ------------     ------

TRADING RESULTS
Trading profit (loss):
   Realized                             --        --                 (564,712)     (1.27)
   Net change in unrealized     (2,626,595)    (1.26)               1,086,266       2.45
                              ------------   -------             ------------     ------
     Total Trading Results      (2,626,595)    (1.26)                 521,554       1.18
                              ------------   -------             ------------     ------
NET INCOME (LOSS)               (3,247,982)    (1.56)                 450,483       1.02
                              ============   =======             ============     ======

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2006 (UNAUDITED)


                                          MORGAN STANLEY                          MORGAN STANLEY
                                         SPECTRUM CURRENCY                   SPECTRUM GLOBAL BALANCED
                               ------------------------------------     -----------------------------------
                                                               PER                                     PER
                                    UNITS          AMOUNT      UNIT         UNITS          AMOUNT      UNIT
                                    -----          ------      ----         -----          ------      ----
                                                     $          $                            $          $
Net Asset Value,
   January 1, 2006             17,703,228.857   208,486,757    11.78    2,911,426.480    44,351,826    15.23
Net Income (Loss)                          --    (3,247,982)    (.19)              --       450,483      .16
Redemptions                      (339,022.366)   (3,929,269)   11.59      (49,809.554)     (766,569)   15.39
Subscriptions                     140,484.235     1,628,212    11.59       20,584.477       316,795    15.39
                               --------------   -----------             -------------    ----------
Net Asset Value,
   January 31, 2006            17,504,690.726   202,937,718    11.59    2,882,201.403    44,352,535    15.39
                               ==============   ===========             =============    ==========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2006 (UNAUDITED)


                                       MORGAN STANLEY               MORGAN STANLEY              MORGAN STANLEY
                                       SPECTRUM SELECT            SPECTRUM STRATEGIC          SPECTRUM TECHNICAL
                                 --------------------------- --------------------------- ----------------------------
                                            PERCENTAGE OF                 PERCENTAGE OF                PERCENTAGE OF
                                           JANUARY 1, 2006               JANUARY 1, 2006              JANUARY 1, 2006
                                              BEGINNING                     BEGINNING                    BEGINNING
                                  AMOUNT   NET ASSET VALUE      AMOUNT   NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                              ------------ ---------------   ----------- --------------- ------------ ---------------
                                    $            %                $            %              $             %
INVESTMENT INCOME
   Interest income (Note 2)      1,380,980       .26             446,854        .26         1,852,312       .26
                              ------------     -----         -----------      -----      ------------     -----

EXPENSES
   Brokerage fees (Note 2)       2,665,012       .50             848,129        .50         3,617,080       .50
   Management fees (Note 3)      1,266,760       .24             388,638        .22         1,572,170       .23
   Incentive fees (Note 3)              --        --           2,237,389       1.32                --        --
                              ------------     -----         -----------      -----      ------------     -----
     Total Expenses              3,931,772       .74           3,474,156       2.04         5,189,250       .73
                              ------------     -----         -----------      -----      ------------     -----
NET INVESTMENT LOSS             (2,550,792)     (.48)         (3,027,302)     (1.78)       (3,336,938)     (.47)
                              ------------     -----         -----------      -----      ------------     -----

TRADING RESULTS
Trading profit (loss):
   Realized                        962,947       .18           9,502,450       5.60        13,955,549      1.93
   Net change in unrealized     15,557,867      2.92           4,722,888       2.78        21,959,189      3.04
                              ------------     -----         -----------      -----      ------------     -----
     Total Trading Results      16,520,814      3.10          14,225,338       8.38        35,914,738      4.97
                              ------------     -----         -----------      -----      ------------     -----
NET INCOME                      13,970,022      2.62          11,198,036       6.60        32,577,800      4.50
                              ============     =====         ===========      =====      ============     =====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2006 (UNAUDITED)


                               MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                               SPECTRUM SELECT                     SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                     ----------------------------------    ---------------------------------    ------------------------------------
                                                  PER                                   PER                                     PER
                          UNITS         AMOUNT    UNIT         UNITS          AMOUNT    UNIT        UNITS          AMOUNT       UNIT
                          -----         ------    ----         -----          ------    ----        -----          ------       ----
                                          $         $                           $        $                           $           $
Net Asset Value,
   January 1, 2006   19,420,800.627  533,002,342  27.45    11,964,888.723  169,625,738  14.18   32,346,933.835   723,416,093   22.36

Net Income                       --   13,970,022    .71                --   11,198,036    .93               --    32,577,800    1.01
Redemptions            (330,463.875)  (9,305,863) 28.16      (189,431.362)  (2,862,308) 15.11     (488,799.270)  (11,423,239)  23.37
Subscriptions           187,537.474    5,281,055  28.16       116,795.824    1,764,785  15.11      379,421.793     8,867,086   23.37
                     --------------  -----------           --------------    ---------          --------------   -----------
Net Asset Value,
  January 31, 2006   19,277,874.226  542,947,556  28.16    11,892,253.185  179,726,251  15.11   32,237,556.358   753,437,740   23.37
                     ==============  ===========           ==============  ===========          ==============   ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter before the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR COMPLETE INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                Demeter Management Corporation
                330 Madison Avenue, 8th Floor
                New York, NY 10017


[MORGAN STANLEY LOGO]


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